As filed with the Securities and Exchange Commission on July 19, 2018.

Registration No. 333-226001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greenland Acquisition Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 906, Tower W1, Oriental Plaza, No. 1 East Chang'an Street

Dongcheng District, Beijing

People’s Republic of China
(86) 010-53607082

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yanming Liu
Chairman and Chief Executive Officer
Suite 906, Tower W1, Oriental Plaza, No. 1 East Chang'an Street

Dongcheng District, Beijing

People’s Republic of China
(86) 010-53607082

(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, New York, New York 10105 (212) 370-1300 (212) 370-7889 — Facsimile	Simon Schilder Michael Killourhy Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG1110 (+1284) 852 7300	Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one ordinary share of no par value, one Right entitling the holder to receive one-tenth (1/10) of one ordinary share, and one redeemable Warrant entitling the holder to purchase one-half (1/2) of one ordinary share(2)(3)	4,600,000	$10.00	$46,000,000	$5,727.00
Ordinary Shares of no par value, included as part of the Units(3)	4,600,000	—	—	—	(4)
Rights included as part of the Units(3)	4,600,000	—	—	—	(4)
Redeemable warrants included as part of the Units(3)	4,600,000	—	—	—	(4)
Shares underlying Rights included as part of the Units(3)	460,000	—	—	—	(4)
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)	240,000	$11.50	$2,760,000	$343.62
Shares included as part of the Representative’s Units	240,000	—	—	—	(4)
Rights included as part of the Representative’s Units	240,000	—	—	—	(4)
Warrants included as part of the Representative’s Units	240,000	—	—	—	(4)
Shares underlying Rights included as part of the Representative’s Units	24,000	—	—	—	(4)
Total			$48,760,000	$6,070.62	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes (i) Units, (ii) ordinary shares included in such Units, (iii) Rights included in such Units and (iv) redeemable Warrants included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(i).

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fees	$6,025
FINRA Filing Fees	$7,400
Accounting fees and expenses	$30,000
Printing and engraving expenses	$30,000
Nasdaq listing fee	$50,000
D&O insurance	$100,000
Legal fees and expenses	$245,000
Miscellaneous(1)	$31,575
Total	$500,000

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On March 28, 2018, 1,150,000 ordinary shares of the Company were issued to our sponsor, Greenland Asset Management Corporation, of which Mr. Liu, our Chairman and Chief Executive Officer is the managing member, for an aggregate purchase price of $25,000, or approximately $0.022 per share. The founder shares include 150,000 shares subject to forfeiture by our sponsor to the extent that the underwriters’ over-allotment option is not exercised in full. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In addition, our sponsor and Chardan (and/or their respective designees) have committed to purchase from us private units at $10.00 per unit (for an aggregate purchase price of $2,700,000, or $2,880,000 if the over-allotment option is exercised in full). The purchase of the private units will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Each of our initial shareholders is an accredited investor for purposes of Rule 501 of Regulation D.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Amended and Restated Memorandum and Articles of Association*
3.3	Form of Second Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Specimen Rights Certificate*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*
4.6	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant*
4.7	Form of Unit Purchase Option between the Registrant and Chardan*
5.1	Opinion of Ogier*
5.2	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Form of Letter Agreement among the Registrant, and each of the sponsor, directors and officers of the Registrant*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.3	Form of Letter Agreement between Puhui Wealth Investment Management (Beijing) Co., Ltd. and the Registrant regarding administrative support*
10.4	Securities Purchase Agreement between the Registrant and sponsor*
10.5	Unit Purchase Agreement between the Registrant and sponsor*
10.6	Unit Purchase Agreement between the Registrant and Chardan*
10.7	Form of Registration Rights Agreement between the Registrant and securityholders**
10.8	Form of Indemnity Agreement*
10.9	Promissory Note issued to the sponsor by the Registrant*
14	Form of Code of Ethics*
23.1	Consent of Marcum LLP*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2)**
24	Power of Attorney (included on signature page to initial filing of this Registration Statement)*
99.1	Audit Committee Charter*
99.2	Compensation Committee Charter*
99.3	Consent of Tao Tang*
99.4	Consent of Jiang Pu*
99.5	Consent of Yu Chen*

*	Previously filed.

**	Filed herewith.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing in the People’s Republic of China, on the 19th day of July, 2018.

Greenland Acquisition Corporation

By:	/s/ Yanming Liu
Name: Yanming Liu Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Yanming Liu	Chairman and Chief Executive Officer	July 19, 2018
Yanming Liu	(Principal executive officer)

/s/ River Chi	Chief Financial Officer	July 19, 2018
River Chi	(Principal financial and accounting officer)

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